Exhibit 4.1

LIME ENERGY CO.

HERITAGE BANK OF COMMERCE

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of July 24, 2015, by and between HERITAGE BANK OF COMMERCE (“Bank”) and LIME ENERGY CO., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower or any guarantor arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower or such guarantor, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower or such guarantor, and Borrower’s Books (or guarantor’s books) relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all:  reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower, (i) eighty-five percent (85%) of Eligible Accounts, plus (ii) the lesser of (a) Three Million Dollars ($3,000,000) and (b) seventy percent (70%) of accounts receivable from Non-Utility Accounts, minus (iii) an amount equal to Three Hundred Thirty Thousand Dollars ($330,000) so long as the Permitted Indebtedness to Green Gas Americas, Inc. pursuant to that certain Unconditional Guaranty dated October 30, 2013 by Lime Energy Services, Co. remains outstanding.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of in excess of 50% of the voting power of the Corporation, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Convertible Notes” means (i) those certain Subordinated Secured Convertible Promissory Notes of Borrower issued pursuant to that certain Note Purchase Agreement, dated March 24, 2015, among Borrower, the purchasers named therein and Bison Capital Partners IV, L.P, in each case as amended, restated, extended, supplemented or otherwise modified from time to time and (ii) the “Loan Documents” described in the Note Purchase Agreement, dated March 24, 2015, among Borrower, the purchasers named therein and Bison Capital Partners IV, L.P, in each case as amended, restated, extended, supplemented or otherwise modified from time to time.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“EBITDA” means earnings (i) before interest, taxes, depreciation and amortization expenses; write-offs and other costs of discontinued operations; the SEC Liability; and expenses related to this financing, the Convertible Notes, any acquisition or any financing thereof; (ii) plus proceeds of equity capital or equity contributions or Subordinated Debt.

“Eligible Accounts” means those Accounts from Utility Companies that arise in the ordinary course of Borrower’s or any guarantor’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s Permitted Discretion and upon notification thereof to Borrower in accordance with the provisions hereof,  provided, that the Accounts of any guarantor shall only be included following Bank’s review of and written consent to the same.  Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)                                 Amounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b)                                 Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(c)                                  Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(d)                                 Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(e)                                  Accounts with respect to which the account debtor is an Affiliate of Borrower;

(f)                                   Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(g)                                 Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank, the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. Section 3727), and such assignment otherwise complies with the Assignment of Claims Act to Bank’s reasonable satisfaction in the exercise of its reasonable credit judgment;

(h)                                 Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(i)                                    Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed thirty percent (30%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(j)                                    Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

(k)                                 Prebillings, retention billings, progress billings or bonded receivables;

(l)                                    Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim);

(m)                             Accounts with respect to which the account debtor is a consumer (individual accounts);

(n)                                 [Reserved]

(o)                                 Accounts with respect to which the account debtor is subject to any bankruptcy procedure, Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(p)                                 Accounts which Bank reasonably determines to be unsatisfactory for inclusion as an Eligible Account.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, reasonably acceptable to Bank, (ii) covered in full by credit insurance satisfactory to Bank, less any deductible, or (iii) that Bank approves on a case-by-case basis.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Section 8.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Bank being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Bank with respect to an applicable interest in a Credit Extension pursuant to a law in effect on the date on which the Bank acquires its interest in the Revolving Facility and (c) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC.

“Financial Forecast” means Borrower’s 2015 financial forecast as set forth in Borrower’s financial plan approved by Bank as of the Closing Date as such financial forecast may be revised at the end of each fiscal quarter of the Company following the Closing Date to reflect Permitted Acquisitions, the imposition of the SEC Liability, if any, and such other facts and circumstances as shall, at such time, be deemed reasonably likely by the Borrower.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or the deferred purchase price of property or services (other than those on ordinary trade terms), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations respecting obligations of the type set forth in (a), (b) or (c) above.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, any guarantees by third parties, all documents and agreements listed in Section 3.1, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, financial condition of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its material obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Morgan Stanley Account” means the deposit account in existence on the date hereof and maintained with Morgan Stanley at 2800 Post Oak Blvd, Ste 1800, Houston, Texas.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Non-Utility Accounts” means Accounts owing by an account debtor that is not a Utility Company.

“Northern Trust Account” means the deposit account in existence on the date hereof and maintained with Northern Trust Bank at 50 South LaSalle Street, Chicago, Illinois.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement entered into in connection herewith, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Other Connection Taxes” means, Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Revolving Facility or any Loan Document).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of this Agreement or any other instrument, or agreement now or hereafter in existence between Borrower and Bank entered into in connection herewith.

“Permitted Acquisitions” mean acquisitions of, or joint ventures in, other businesses that are in the same or substantially similar or related to the business of the Borrower on the date of this Agreement (whether by way of asset acquisition, merger, equity acquisition or otherwise) where (i) an Event of Default does not exist immediately before, and would not exist immediately after, giving effect to any such acquisition or joint venture and (ii) the aggregate consideration paid in connection with such transaction (including assumption of liabilities) does not exceed Fifteen Million Dollars ($15,000,000) in the aggregate for all Permitted Acquisitions in any fiscal year.

“Permitted Discretion” means the reasonable judgment of Bank consistent with past practice and upon at least two (2) Business Days’ prior written notice to Borrower.

“Permitted Indebtedness” means:

(a)                                 Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)                                 Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)                                  Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) the principal amount of such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Three Hundred Thousand Dollars ($300,000) in the aggregate at any given time;

(d)                                 Intercompany Indebtedness among the Borrower and its Subsidiaries; and

(e)                                  Indebtedness of any Person that is acquired by the Borrower or its Subsidiaries in accordance with the terms of this Agreement so long as such Indebtedness was not incurred in contemplation of such acquisition;

(f)                                   Earn-outs and other deferred payment obligations in connection with Permitted Acquisitions;

(g)                                 Subordinated Debt;

(h)                                 Convertible Notes;

(i)                                    Obligations with respect to surety or performance bonds that are required or requested by a customer in connection with products purchased or services performed for such customer;

(j)                                    Cash pledged to a bonding company as collateral for a surety or performance bond ;

(k)                                 Letter of credit facilities not to exceed One Million Five Hundred Thousand Dollars ($1,500,000)  in the aggregate at any time outstanding;

(l)                                    Indebtedness in connection with insurance premium financing, credit cards or similar programs; and

(m)                             Other Indebtedness in any aggregate outstanding principal amount not exceeding Two Hundred Thousand Dollars ($200,000) at any time.

“Permitted Investment” means:

(a)                                 Investments existing on the Closing Date disclosed in the Schedule;

(b)                                 Intercompany Investments among the Borrower and its Subsidiaries;

(c)                                  (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts; and

(d)                                 Permitted Acquisitions.

“Permitted Liens” means the following:

(a)                                 Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)                                  Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)                                 Liens securing Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness so long as such Liens are not granted on property that was not included in the Liens granted by the acquired entity;

(e)                                  Liens on cash collateral securing Indebtedness permitted under clause (k) of the definition of Permitted Indebtedness so long as such cash collateral does not exceed 105% of the face amount of the letters of credit outstanding at any time;

(f)                                   Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase ;

(g)                                 Subordinated Liens securing the Convertible Notes;

(h)                                 obligations in the nature of surety bonds, performance bonds and similar Liens (including cash collateral) in connection with projects or used to stay judgments not otherwise constituting an Event of Default;

(i)                                    rent deposits and other deposits in the ordinary course of business;

(j)                                    inchoate Liens in connection with taxes that are otherwise permitted hereunder;

(k)                                 customary setoff rights in connection with deposit accounts;

(l)                                    Liens incurred in connection with the Northern Trust Account and the Morgan Stanley Account; and

(m)                             Liens securing obligations in any amount less than Twenty Five Thousand Dollars ($25,000).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, that appears in The Wall Street Journal from time to time, whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Six Million Dollars ($6,000,000).

“Revolving Maturity Date” means July 24, 2017.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SEC Liability” means any and all fines, judgments, settlement amounts or penalties imposed by the SEC on Borrower in connection with the SEC Matter plus any costs and expenses incurred or paid in connection with the SEC Matter (including attorney’s fees and any indemnification costs incurred after such date).

“SEC Matter” means the U.S. Securities and Exchange Commission’s (the “SEC”) investigation of Borrower’s revenue recognition practices and financial reporting.

“Series C Preferred Stock Agreements” means those certain agreements and documents relating to the issuance of 10,000 shares of Borrower’s Series C Preferred Stock, par value $0.01 per share, to Bison Capital Partners IV, L.P.

“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower or any Subsidiary of Borrower, in any direct or indirect Subsidiary.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries (including any Affiliate), or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Utility Company” means a public utility company or program managed by a utility, state, a political subdivision thereof, or utility-sanctioned administrator or independent commission or TRC Companies, Inc. (or any affiliate thereof) or the Southern California Public Power Authority (or any affiliate thereof).

1.2                               Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP.  When used herein, the terms “financial statements” shall include the notes and schedules thereto. Notwithstanding the foregoing,   in the event that GAAP changes after the date of this Agreement in such a manner as to change the result of any financial covenant or business covenant that is determined in accordance with GAAP concepts (e.g., if there is a change under GAAP as to whether certain leases constitute capital leases), then (a) the Borrower shall continue to apply GAAP as in effect on the date of this Agreement with respect to such determination until the parties agree otherwise and during such time, the Borrower shall deliver to the Bank a reconciliation of the calculation showing the adjustment to then-existing GAAP and (b) the parties shall negotiate in good faith such changes to this Agreement so as to give effect to the original intent of the parties.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                               Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder.  Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)                                 Revolving Advances.

(i)                                    Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable.  Borrower may prepay any Advances without penalty or premium.

(ii)                                Whenever Borrower desires an Advance, Borrower will notify Bank by email, facsimile transmission or telephone no later than 2:00 p.m. Pacific Time, on the Business Day that is one day before the Business Day the Advance is to be made in substantially the form of Exhibit B hereto.  Each such notification shall be promptly confirmed by a Borrowing Base Certificate in substantially the form of Exhibit C hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer.  Bank shall be entitled to rely on any email or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section to such Borrower’s deposit account as Borrower may designate.

2.2                               Overadvances.  If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall promptly pay to Bank, in cash, the amount of such excess.

2.3                               Interest Rate, Payments, and Calculations.

(a)                                 Interest Rate.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one percent (1.0%) above the Prime Rate.

(b)                                 Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) three percent (3%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.                               Upon notice from Bank (which notice may be retroactive to the date of the applicable Event of Default) all Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)                                  Payments.  Interest hereunder shall be due and payable on the first business day of each month during the term hereof.  Bank shall, at its option, charge such interest, and all Periodic Payments when due against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges (excluding taxes on Bank’s income generally and withholding taxes, if any, arising under the Foreign Account Tax Compliance Act), other than Excluded Taxes, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)                                 Reserved.

(e)                                  Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4                               Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 1:00 p.m. Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5                               Fees.  Borrower shall pay to Bank the following:

(a)                                 Facility Fees.  (i) On the Closing Date, a facility fee with respect to the Revolving Facility equal to $45,000, which shall be nonrefundable and (ii) so long as the Revolving Facility is then in effect, on the first anniversary thereof, a facility fee with respect to the Revolving Facility equal to $30,000, which shall be nonrefundable; and

(b)                                 Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are invoiced by Bank.

2.6                               Term.  This Agreement shall become effective on the Closing Date and, subject to Section  12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately upon notice of the occurrence and during the continuance of an Event of Default (but no notice is required for an Event of Default under Section 8.5).  Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.                                      CONDITIONS OF LOANS.

3.1                               Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Agreement;

(b)                                 a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)                                  UCC National Form Financing Statement;

(d)                                 an intellectual property security agreement from Borrower and each of its Subsidiaries;

(e)                                  a warrant to purchase stock;

(f)                                   a Guaranty;

(g)                                 resolutions from each of Borrower’s subsidiaries authorizing the execution and delivery of the Guaranty Documents;

(h)                                 a Third Party Security Agreement;

(i)                                    an intercreditor agreement executed by Bison Capital Partners IV, L.P. in a form acceptable to Bank;

(j)                                    certificate(s) of insurance naming Bank as loss payee and additional insured;

(k)                                 payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(l)                                    current financial statements of Borrower;

(m)                             an audit of the Collateral, the results of which shall be satisfactory to Bank; and

(n)                                 such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2                               Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)                                 timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)                                 the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of Borrower’s request for such Credit Extension and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and

(c)                                  in Bank’s sole discretion, a Material Adverse Effect has not occurred.

3.3                               Post Closing Conditions.

(a)                                 Within thirty (30) days after the Closing Date, Bank shall have received, in form and substance satisfactory to Bank, the good standing certificate of Borrower certified by the Secretary of State of Delaware as of a date no earlier than thirty (30) days prior to the Closing Date;

(b)                                 Within thirty (30) days after the Closing Date and in any event prior to the initial Credit Extension, Bank shall have received, in form and substance satisfactory to bank, evidence that the Lien securing Enerpath Services, Inc.’s Indebtedness to New Resource Bank has been terminated and the documents and/or filings evidencing the perfection of such Lien are terminated; and

(c)                                  Within ninety (90) days after the Closing Date and in any event prior to the initial Credit Extension, Bank shall have received, in form and substance satisfactory to Bank, account control agreement(s) pursuant to Section 6.8, if any, along with evidence of sweep instructions with respect to each of Borrower’s accounts other than the Morgan Stanley Account and the Northern Trust Account; provided, however, so long as no Event of Default has occurred and is continuing, such sweep instructions may be for only all amounts in excess of $500,000 held at American Charter Bank and all amounts in excess of $750,000 held at New Resources Bank.

4.                                      CREATION OF SECURITY INTEREST.

4.1                               Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2                               Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations.

4.3                               Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.                                      REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1                               Due Organization and Qualification.  Borrower and each Subsidiary is a corporation or limited liability company duly existing under the laws of its state of incorporation or formation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except with respect to qualification where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

5.2                               Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.  Borrower is not in default under any material agreement to which it is a party or by which it is bound except to the extent such default would not reasonably be expected to result in a Material Adverse Effect.

5.3                               No Prior Encumbrances.  Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4                               Bona Fide Eligible Accounts.  The Eligible Accounts are bona fide existing obligations.  The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor.  Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.5                               Merchantable Inventory.  All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6                               Intellectual Property.  Borrower is the sole owner or valid licensee of the material Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business.  Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except where the foregoing would not reasonably be expected to result in a Material Adverse Effect.  Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.  Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement except for customary anti-assignment provisions.

5.7                               Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof; or, in the past five (5) years, changed its jurisdiction of formation, corporate structure, organizational type, or any organizational number assigned by its jurisdiction.  As of the date of this Agreement, the chief executive office of Borrower is located at the address indicated in Section 10 hereof.  As of the date of this Agreement, all Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof except for goods in transit.

5.8                               Litigation.  Except as set forth in the Schedule, as of the date of this Agreement, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency.

5.9                               No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10                        Solvency, Payment of Debts.  Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11                        Regulatory Compliance.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in a Material Adverse Effect.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of  1940, as amended.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, Borrower and each Subsidiary have complied with all the provisions of the Federal Fair Labor Standards Act.  Borrower and each Subsidiary have not violated in any material respect any material statutes, laws, ordinances or rules applicable to it.

5.12                        Environmental Condition.  None of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in material compliance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s current properties or assets has ever been designated or identified pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site in material violation of environmental laws, or a candidate for closure pursuant to any environmental protection statute except, in the case of each of the foregoing, where such event or condition would not reasonably be expected to result in a Material Adverse Effect. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and, as of the date of this Agreement, neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment, which remains unresolved.

5.13                        Taxes.  Borrower and each Subsidiary have filed or caused to be filed all material tax returns required to be filed (pursuant to due extensions or otherwise), and have paid, or have made adequate provision for the payment of, all material taxes reflected therein.

5.14                        Investments.  Neither Borrower nor any Subsidiary owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15                        Government Consents.  Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all material declarations or filings with, and given all material notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.16                        Kiphart Indebtedness.  Neither Borrower nor any Subsidiary has Indebtedness owing to Richard P. Kiphart.

5.17                        Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank, as of the date furnished, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements, together with other information provided to Bank, not misleading in light of the circumstances under which they were delivered.

6.                                      AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1                               Good Standing.  Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law, in the case where the failure to do so would reasonably be expected to result in a Material Adverse Effect.  Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2                               Government Compliance.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3                               Financial Statements, Reports, Certificates.  Borrower shall deliver the following to Bank:

(a)                                 on the 15th and last day of each month (or the next following Business Day if the 15th or last day is a non-Business Day), (i) aged listings of accounts receivable and accounts payable, (ii) a deferred revenue listing, (iii) sales journals, (iv) cash receipts journal, and (v) a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto; provided, that the Borrower may redact such personal information of its customers as is required by its customer contracts while preparing the reports required by this Section 6.3(a);

(b)                                 as soon as available, but in any event within forty-five (45) days after the end of each quarter, a Borrower prepared consolidated balance sheet, income, and cash flow statement covering Borrower’s consolidated operations during such quarter, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank along with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto;

(c)                                  as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion (except for qualifications relating to the term of this Agreement) on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(d)                                 copies of all statements, reports and notices sent or made available generally by Borrower to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(e)                                  promptly upon receipt of notice thereof (but in any event no later than the date that the next financial statements are required to be delivered pursuant to clause (b) above), a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $100,000 or more, or any commercial tort claim (as defined in the Code) acquired by Borrower;

(f)                                   as soon as available, but in any event no later than thirty (30) days after the beginning of Borrower’s next fiscal year, annual operating projections (including income statements, balance sheets and cash flow statements presented in a monthly format) for the upcoming fiscal year, in form and substance reasonably satisfactory to Bank; and

(g)                                 such budgets, sales projections, operating plans, other financial information including information related to the verification of Borrower’s Accounts as Bank may reasonably request from time to time.

6.4                               Audits. Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

6.5                               Inventory; Returns.  Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on substantially the same basis and substantially in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.  Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

6.6                               Taxes.  Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.7                               Insurance.

(a)                                 Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)                                 All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank.  All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason (except 10 days, in the case of non-payment).  Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  All proceeds payable under any such policy (except to the extent required to be paid by third parties) shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.8                               Operating, Depository and Investment Accounts. For each Account other than the Morgan Stanley Account and the Northern Trust Account that Borrower maintains outside of Bank and that maintains an average daily balance of more than One Hundred Thousand Dollars ($100,000) in the aggregate with any other accounts for which there is no control agreement Borrower shall cause the applicable bank or financial institution at or with which any such account is maintained to execute and deliver an account control agreement or other appropriate instrument in form and substance satisfactory to Bank.

6.9                               Financial Covenants.

(a)                                 Asset Coverage Ratio.  Borrower and its Subsidiaries, on a consolidated basis, shall maintain a minimum ratio of (i) unrestricted cash at Bank or in Accounts for which there is an account control agreement in favor of Bank, plus all Eligible Accounts and Non-Utility Accounts to (ii) the principal amount of the Obligations owing to Bank of at least 1.25 to 1.00, measured as of the last day of each month.

(b)                                 EBITDA.  Borrower and its Subsidiaries, on a consolidated basis, shall maintain (i) a rolling 6-month EBITDA, measured as of the last day of each quarter, of at least $2,500,000 for the quarter ending September 30, 2015, and $3,500,000 for the quarter ending December 31, 2015, and (ii) a rolling 4-quarter EBITDA, measured as of the last day of each quarter, of at least $6,276,000 for the quarter ending March 31, 2016, $6,738,000 for the quarter ending June 30, 2016, $7,416,000 for the quarter ending September 30, 2016, and $8,000,000 for the quarter ending December 31, 2016.  Borrower and Bank shall agree by January 15, 2017 on the appropriate standard for each quarter of 2017, based on projections delivered by Borrower to Bank, provided that if they do not agree, then all amounts outstanding under this Agreement shall become due and payable on March 31, 2017.

6.10                        Intellectual Property Rights.

(a)                                 Protect, defend and maintain the validity and enforceability of its Intellectual Property except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; (ii) promptly (but in any event no later than the date that Borrower is required to deliver its financial statements pursuant to Section 6.3(b)) advise Bank in writing of material infringements of its material Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public.

(b)                                 Borrower shall promptly (but in any event no later than the date that Borrower is required to deliver its financial statements pursuant to Section 6.3(b)) give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.  Borrower shall (i) give Bank prompt written notice (and in any case no later than 5 days after filing) of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) promptly upon Bank’s request shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations.  Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(c)           Bank may audit Borrower’s Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing.  Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days’ notice to Borrower.  Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.11        Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.12        Landlord Waivers.  Borrower shall use commercially reasonable efforts to deliver to Bank landlord waivers in respect of the premises at 3 Convery Blvd., Suite 600, Woodbridge, NJ 07095 and 16810 Kenton Dr., Suite 240, Huntersville, NC 28078.  In the event that Borrower, after the Closing Date, intends to add any new offices or business locations, then Borrower shall use commercially reasonable efforts to deliver to Bank a landlord waiver prior to the addition of any such new office or business location.

6.13        Delivery on non-Business Day. If any certificates, documents or information hereunder is required to be delivered on a non-Business Day, it shall instead be due on the immediately following Business Day.

6.14        Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower and such guarantor shall (a) cause such new Subsidiary to provide to Bank a joinder to the Guaranty, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank that Bank reasonably requests, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above; provided, however, that solely in the circumstance in which Borrower or any guarantor forms any direct or indirect foreign Subsidiary or acquires any direct or indirect foreign Subsidiary, (i) such foreign Subsidiary shall not be required to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such foreign Subsidiary, and (ii) Borrower shall not be required to grant and pledge to Bank a perfected security interest in more than sixty-five percent (65%) of the stock, units or other evidence of ownership of such foreign Subsidiary, if Borrower demonstrates to the reasonable satisfaction of Bank that such foreign Subsidiary providing such guarantee or pledge and security interest or Borrower providing a perfected security interest in more than sixty-five percent (65%) of the stock, units or other evidence of ownership would create a present and existing adverse tax consequence to Borrower under the IRC.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.14 shall be a Loan Document.

7.             NEGATIVE COVENANTS.

Borrower will not do any of the following:

7.1          Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than:  (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment or Equipment no longer used in the business, in each case, which was not financed by Bank ; (iv) investments and distributions permitted hereunder; (v) subleases and sublicenses in the ordinary course of business; (vi) Transfers of assets acquired in connection with a permitted acquisition to the extent that such assets were not material or necessary for the business acquired;  (vii) Transfers among the Borrower and its Subsidiaries; and (viii) other Transfers of assets in an aggregate amount (as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries) not exceeding $100,000.

7.2          Change in Business; Change in Control or Executive Office.  Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and its Subsidiaries and any business substantially similar or related thereto (or incidental thereto); cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3          Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person other than: (a) Permitted Acquisitions so long as (i) no Event of Default shall have occurred and be continuing or occur as a result thereof and (ii) the material assets so acquired shall be included as Collateral to secure the Obligations; and (b) mergers, consolidations and acquisitions among the Borrower and its Subsidiaries so long as with respect to any merger or consolidation involving the Borrower, the Borrower is the survivor.

7.4          Indebtedness.  Create, incur, guarantee, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5          Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts (other than in connection with a Permitted Transfer), or permit any of its Subsidiaries so to do, except for Permitted Liens, or enter into any agreement with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so other than restrictions in agreements related to Permitted Liens that may prohibit additional Liens on the assets subject to such Permitted Liens.

7.6          Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock of the Borrower, or permit any of its Subsidiaries to do so, except that Borrower may (a) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and the aggregate amount of such repurchase does not exceed $100,000 in any fiscal year and (b) make distributions relating to Borrower’s employee stock purchase plans.

7.7          Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments; to maintain or invest any of its Investment property using an account with a Person other than Bank and in which it maintains an average daily balance in excess of $100,000, or permit any of its Subsidiaries to do so, unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or to suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) dividends, distributions and share repurchases permitted by this Agreement; and (c) Permitted Investments.

7.9          Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt.

7.10        Reserved.

7.11        Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.  Fail to meet the minimum funding requirements of ERISA, permit a  “reportable event” (other than an event for which the 30-day notice period is waived) or a non-exempt “prohibited transaction,” as each such term is defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1          Payment Default.  If Borrower fails to pay, when due, any of the Obligations;

8.2          Covenant Default.

(a)           If Borrower fails to perform any obligation under Section 6 (other than Section 6.3) or violates any of the covenants contained in Section 7 of this Agreement or if Borrower fails to perform any obligation set forth in Section 6.3 within 10 Business Days of the date specified in Section 6.3; or

(b)           If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten Business Day period or cannot after diligent attempts by Borrower be cured within such ten Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3          Material Adverse Effect.  If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

8.4          Attachment.  If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity appointed by a court or similar tribunal and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5          Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6          Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or which could have a Material Adverse Effect;

8.7          Subordinated Debt.  If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8          Judgments.  If a final judgment or judgments (other than in respect of the SEC Matter) for the payment of money in an amount not covered by insurance, individually or in the aggregate, of at least One Million Dollars ($1,000,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.9          Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter at the time furnished to the Bank in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

8.10        Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect (except in accordance with its terms), or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter at the time furnished to the Bank in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution.

9.             BANK’S RIGHTS AND REMEDIES.

9.1          Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, upon notice of its election but without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)           Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(d)           Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(e)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(f)            Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(g)           Bank may credit bid and purchase at any public sale; and

(h)           Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2          Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:(a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) notify all account debtors with respect to the Accounts to pay Bank directly; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (e) demand, collect, receive, sue, and give releases to any account debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose of any Collateral; (h) receive and open all mail addressed to Borrower for the purpose of collecting the Accounts; (i) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (j) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Bank’s interests in the Accounts and Collections and file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (k) do all acts and things necessary or expedient, in furtherance of any such purposes; provided however Bank may exercise such power of attorney with respect to any actions described in clause (j) above, regardless of whether an Event of Default has occurred.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3          Accounts Collection.  In addition to the foregoing, at any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account.  Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4          Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5          Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral except as a result of Bank’s gross negligence or willful misconduct shall be borne by Borrower.

9.6          Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7          Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.          NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by email or telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	LIME ENERGY CO.
3 Convery Blvd., Suite 600
Woodbridge, NJ 07095
Attn: Colleen Brennan, Chief Financial Officer
FAX: (732) 791-5376
Phone: (732) 791-5390
Email: cbrennan@lime-energy.com

If to Bank:	HERITAGE BANK OF COMMERCE
150 South Almaden Blvd.
San Jose, California 95113
Attn: Mike Hansen
FAX: (408) 947-6910
Email: Mike.Hansen@herbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.          CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL

INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County.  This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12.          GENERAL PROVISIONS.

12.1        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion and provided, further, that except in connection with a merger of Bank or the sale of any substantial part of its assets, neither this Agreement nor any rights hereunder may be assigned by Bank without Borrower’s prior written consent so long as no Event of Default shall have then occurred and ben continuing. At any time that an Event of Default shall have occurred and be continuing, Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2        Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3        Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5        Amendments in Writing, Integration.  Neither this Agreement nor the Loan Documents can be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature to this Agreement or any other Loan Document is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  Notwithstanding the foregoing, Borrower shall deliver all original signed documents requested by Bank no later than ten (10) Business Days following the Closing Date.

12.7        Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8        Confidentiality.  In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans, provided that they are similarly bound by confidentiality obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.9        Patriot Act Notice.  Bank hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow Bank, as applicable, to identify the Borrower in accordance with the Patriot Act.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

“BORROWER”

LIME ENERGY CO.

By:	/s/ Mary Colleen Brennan
Name:	Mary Colleen Brennan
Title:	Chief Financial Officer

“BANK”

HERITAGE BANK OF COMMERCE

By:	/s/ Karla Schrader
Name:	Karla Schrader
Title:	VP

DEBTOR:	LIME ENERGY CO.

SECURED PARTY:	HERITAGE BANK OF COMMERCE

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, securities accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Exhibit B

HERITAGE
BANK OF COMMERCE

Loan Advance / Payment Request Form

FAX to Corporate Finance Division (408) 947-6910 or Email to: ABL@HERBANK.COM

The Deadline for an Advance Request is 11:00 AM

Client Name: ____________ Date: ________ Time: ________

Requested By: ____________ (Authorized Signature) ____________ (Print Name)

Received from Client By: ☐ Telephone ☐ Email ☐ In Person ☐ Fax

Advances		**Payments**	
		☐ Principal Reduction ☐ Regular Payment ☐ Regular Payment Plus Extra to Principal	
Amount Requested:		Amount Requested:	
Loan #:		Loan #:	
Credit Account:		Debit Account:	
Other:		Other:	

Comments: ____________

Below For Bank Use Only

Revolving - Formula A/R LOC

Borrowing Base (Net L/C Hold if applicable)	
Current Loan Balance:	
Less Advance requested:	
Less Other:	
Net Available Balance:	

Compliance Status:

Maturity: ____________

Risk Grade: ____________

Reports: ☐ OK ☐ In Violation (See Comments)

Covenant: ☐ OK ☐ In Violation (See Comments)

Number of Advances with Violations per month (Circle One) 1 2 3 4 5 6 7+

Frozen: ☐ Yes - Requires Credit Admin Approval ☐ No

Comments: ____________

Block #: ________ LSS Initial: ________

Approvals For Funding:

Compliance Credit Analyst ____________ (Signature)

Account Officer ____________ (Signature)

Regional Manager/Team Lead ____________ (Signature)

Credit Adminstration ____________ (Signature)

Revised 7.30.13

EXHIBIT C
BORROWING BASE CERTIFICATE

Borrower:	LIME ENERGY CO.	Lender:	HERITAGE BANK OF COMMERCE

Commitment Amount:	$6,000,000	Loan #:

ACCOUNTS RECEIVABLE			Period:
1	Accounts Receivable Book Value as of:					$0
2	Additions					$0
3	Total Accounts Receivable:					$0

ACCOUNTS RECEIVABLE DEDUCTIONS
4	A/R Aged over 90 Days from invoice date			$0
5	Contra Accounts			$0
6	Concentrations	30%		$0
7	Cross aging over	25%		$0
8	Foreign Accounts (Net of >90s, w/out Insurance or LC)			$0
9	United States Government Accounts (Net of >90s)			$0
10	Affiliate/Employee Accounts (Net of >90s)			$0
11	Over 90 credits			$0
12	Other Deductions			$0
13	Total Ineligible Accounts:			$0
14	Total Eligible Accounts (#3 minus #13)					$0
15	Advance Rate					85%
16	Borrowing Base*					$0

BALANCES
17	Maximum Loan Amount			$6,000,000
18	Total Borrowing Capacity (lesser of #16 and #17)					$0
19	Less: Present Balance owing on Line of Credit					$0
20	Less: issued Letters of Credit or other balances					$0
21	Remaining Availability (#18 minus #19 & #20)					$0

						Complies?
COVENANT COMPLIANCE:				Required	Actual	(Yes/No)
	Asset Coverage Ratio			1.25:1.0
	(Asset Coverage Ratio tested monthly on the last day of the month)

*Borrowing Base = #14 multiplied by #15, plus the lesser of (a) Three Million Dollars ($3,000,000) and (b) seventy percent (70%) of Eligible Accounts that are Non-Utility Accounts, minus (iii) an amount equal to Three Hundred Thirty Thousand Dollars ($330,000) so long as the Permitted Indebtedness to Green Gas Americas, Inc. pursuant to that certain Unconditional Guaranty dated October 30, 2013 by Lime Energy Services, Co. remains outstanding.

If line #21 is a negative number, this amount must be remitted to the Bank immediately to bring loan balance into compliance.

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and HERITAGE BANK OF COMMERCE.

Borrower hereby requests funding in the amount of                      in accordance with this Borrowing Base Certificate. All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct, and complete in all material respects as of the date of this Borrowing Base Certificate; provided that those representations and warranties expressly referring to another date shall be true, correct, and complete in all material respects as of such date.

By (Authorized Signer):	Title:	Date:

Reviewed by Bank:	Title:	Date:

Borrowing Base Update:	BBC status:	BBC expired - Do not Fund
Date of BBC:	Total Borrowing Capacity:	Reviewed by:
BBC expiration date:	Outstanding Balance:	Approved by:
Current date:	Remaining Availability:	Posted by:

Loan Advance:			Loan Payment:
Reporting in Compliance?		Yes / No	Type of Payment:	Overadvance / Per client’s request
Covenant in Compliance?		Yes / No
If out of Compliance, what is the violation?

Outstanding Loan Balance:		$0	Outstanding Loan Balance:		$0
Amount of Advance: (Must be equal or less than BBC Availability)		$0	Amount of Payment:		$0
Loan Account #:		New	Loan Account #:		New
Deposit to DDA:	Acct #:	$0	Account to be charged:	Acct #:	$0

New Outstanding Loan Balance:		$0	New Outstanding Loan Balance:		$0

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:                                                                           HERITAGE BANK OF COMMERCE

FROM:                                                       LIME ENERGY CO.

The undersigned authorized officer of LIME ENERGY CO. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                                    with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies in his/her capacity as an officer of Borrower and not individually that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
Sales journals, cash receipts journal	Semi-monthly on the 15th and last day		Yes	No
A/R & A/P Agings + Borrowing Base Cert.	Semi-monthly on the 15th and last day		Yes	No
Financial statements + Compliance Cert.	Quarterly within 45 days		Yes	No
Annual financial statements (CPA Audited)	FYE within 120 days		Yes	No
Annual operating projections	FYE within 30 days		Yes	No
10K and 10Q	(as applicable)		Yes	No
A/R Audit	Initial and semi-annual thereafter		Yes	No
IP Notices	As required under Section 6.10		Yes	No

Financial Covenant	Required	Actual	Complies

Asset Coverage Ratio, measured monthly	1.25 : 1.00	: 1.00	Yes	No
Rolling 6-mo EBITDA, measured quarterly	*		Yes	No
Rolling 4-quarter EBITDA, measured quarterly	**		Yes	No

* $2,500,000 9/30/15; $3,500,000 12/31/15

** $6,276,000 3/31/16; $6,738,000 6/30/16; $7,416,000 9/30/16; $8,000,000 12/31/16

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes	No

DATE

SCHEDULE OF EXCEPTIONS

SCHEDULE OF EXCEPTIONS

TO

LIME ENERGY CO.

HERITAGE BANK OF COMMERCE

LOAN AND SECURITY AGREEMENT

COMPANY SCHEDULES

This document and the attachments hereto (each of which is incorporated by reference herein) constitute the “Schedules of Exception” (the “Schedules”) referred to in that certain Loan and Security Agreement (the “Agreement”) dated as of July 24, 2015 by and among Lime Energy Co., a Delaware corporation (“Company”), and Heritage Bank of Commerce. All capitalized terms used but not herein defined shall have the respective meaning given to them in the Agreement.

Any matter described in any schedule to this Agreement shall be a disclosure only with respect to any other section or subsection if the applicability of such matter to such other section or subsection is apparent on its face.

These Schedules and all descriptions of documents contained herein are qualified in their entirety by reference to the documents so delivered. Matters reflected herein may not necessarily be limited to matters strictly required by the Agreement to be reflected in these Schedules. To the extent that any such additional matters are included, they are included solely for informational purposes, and shall not be deemed in any way to expand any of the information required to be disclosed in these Schedules or under the Agreement or to imply that other information with respect to similar matters must be disclosed.

The inclusion of any document or other item in these Schedules shall not constitute an admission by the Company that such document or other item is material or that a violation, right of termination, consent requirement, default, liability or contractual obligation of any kind exists with respect to such document or item. These Schedules are qualified in their entirety by reference to the specific provisions of the Agreement and the representations and warranties to which the disclosures herein pertain and are not intended to constitute, and shall not be construed as constituting, any separate representation or warranty of the Company, except as and to the extent expressly provided in these Schedules or the Agreement.

SCHEDULE 1.1

Permitted Indebtedness

“Permitted Indebtedness” includes, for purposes of subsection (b) to the definition, the following:

1.              Indebtedness to Ally Financial for financing the purchase of four (4) utility program service vans. The combined monthly payment for all four vehicles is $1,701 and is due each month through March 2020.

2.              Prior to December 31, 2015, Indebtedness to Green Gas Americas, Inc. in an amount not to exceed Three Hundred Thirty Thousand Dollars ($330,000) pursuant to that certain Unconditional Guaranty dated October 30, 2013 by Lime Energy Services, Co.

SCHEDULE 1.1

Permitted Investments

None.

SCHEDULE 1.1

Permitted Liens

Entity/Subject Name	Jurisdiction	Other Party	File Date	File Type	File/Case/Book /Page #
LIME ENERGY CO.	NC - SECRETARY OF STATE	CISCO SYSTEMS CAPITAL CRP	4/10/2012	Original UCC Filing	20120033526F
LIME ENERGY CO.	DE - SECRETARY OF STATE	ASCENTIUM CAPITAL LLC	6/29/2012	Original UCC Filing	20122515742
LIME ENERGY SERVICES CO. (permitted only through December 31, 2015)	MA - SECRETARY OF THE COMMONWEALTH, UCC DIVISION	GREEN GAS AMERICAS, INC.	11/4/2013	Original UCC Filing	201307841820
LANDMARK ELECTRICAL AND MECHANICAL SERVICES, LLC	NY — DEPARTMENT OF STATE, UCC DIVISION	BISON CAPITAL PARTNERS IV, LP	3/26/2015	Original UCC Filing	201503260149704
LIME ENERGY SERVICES CO.	MA - SECRETARY OF THE COMMONWEALTH, UCC DIVISION	BISON CAPITAL PARTNERS IV, LP	3/27/2015	Original UCC Filing	201518702350
LIME FINANCE, INC.	DE - SECRETARY OF STATE	BISON CAPITAL PARTNERS IV, LP	3/25/2015	Original UCC Filing	20151254795
LIME ENERGY CO.	DE - SECRETARY OF STATE	BISON CAPITAL PARTNERS IV, LP	3/25/2015	Original UCC Filing	20151254928
LIME ENERGY ASSET DEVELOPMENT, LLC	DE - SECRETARY OF STATE	BISON CAPITAL PARTNERS IV, LP	3/25/2015	Original UCC Filing	20151254977
ADVB ACQUISITION CORP.	DE - SECRETARY OF STATE	BISON CAPITAL PARTNERS IV, LP	3/25/2015	Original UCC Filing	20151255024
ENERPATH INTERNATIONAL HOLDING COMPANY	DE - SECRETARY OF STATE	BISON CAPITAL PARTNERS IV, LP	3/25/2015	Original UCC Filing	20151255594

ENERPATH SERVICES, INC.	MI — DEPARTMENT OF STATE, UCC SECTION	BISON CAPITAL PARTNERS IV, LP	3/26/2015	Original UCC Filing	2015040865-3
LANDMARK SERVICE COMPANY	NC - SECRETARY OF STATE	BISON CAPITAL PARTNERS IV, LP	3/26/2015	Original UCC Filing	20150027249C
ENERPATH, INC.	CA — SECRETARY OF STATE	BISON CAPITAL PARTNERS IV, LP	4/2/2015	Original UCC Filing	15-7458198927

SCHEDULE 5.6

Inbound Licenses

None.

SCHEDULE 5.7

Prior Names

Electric City Corp.

SCHEDULE 5.8

Litigation

SEC Investigation. The Securities and Exchange Commission is conducting an investigation of LEC’s revenue recognition practices and financial reporting. On September 11, 2012, the Commission issued a subpoena for documents. On July 25, 2014, the Commission asked for some additional documentation and asked to schedule three interviews. The third and final interview was conducted on December 15, 2014. LEC is cooperating with the Commission’s investigation. On March 9, 2015, Lime Energy received a subpoena from the SEC for all bonus, equity comp, and trading information for the CEO and CFO from March 11, 2009 (when the 2008 Form 10-K was filed) through May 13, 2013 (12 months after the 2012 Q1 Form 10-Q was filed).  The deadline for this was March 22, 2015.

Kuberski v. Lime Energy Co. et al., Case No. 12-cv-7993 (N.D. Ill.): This is a putative shareholder derivative action alleging that LEC’s officers and directors breached their fiduciary duties to LEC. Two derivative actions were filed, one in 2012 and one in 2013 and the cases were consolidated. On March 25, 2014, the Court granted Defendants’ motion to dismiss with prejudice. The Court later denied Plaintiffs’ Motion for Reconsideration on June 25, 2014. Plaintiffs had 30 days in which to file an appeal of the judge’s ruling, however, the parties entered into mediation for settlement discussions and the court suspended the appeal process during the mediation settlement process. The parties are actively negotiating settlement terms. At this time it appears that most, if not all, of the settlement amount will likely be covered by insurance. On May 5, 2015, the United States District Court for the Northern District of Illinois issued an order granting preliminary approval of the proposed settlement by and among the Company, the plaintiffs and all named individual defendants in the Derivative Suit.

Dressler v. Lime Energy, United States District Court for the District of New Jersey, Case 3:14-cv-07060-FLW¬DEA, filed November 10, 2014. This is a purported “whistleblower” case alleging illegal retaliation by “Lime Energy” for the plaintiff’s alleged disclosure of activity she believed violated the Securities and Exchange Act of 1934. The plaintiff alleges that she made repeated disclosures to various individuals employed by “Lime Energy” that certain accounting practices were improper and could lead to a restatement of financial statements. Plaintiff filed her complaint pursuant to the Sarbanes Oxley Act of 2002 (18 U.S.C. §1514A), and the Dodd-Frank Wall Street Reform and Consumer Protection Act (15 U.S.C. §78u-6, et seq.) (together, the “Acts”). This case has been accepted for coverage under the Lime Executive Protection Portfolio Policy. On January 20, 2015, Lime’s counsel filed a motion to dismiss Plaintiff’s claim for failure to meet the definition of a “whistleblower” under the Dodd-Frank Act.  Plaintiff opposed the motion, and on February 24, 2015, Lime’s counsel filed its reply brief in support of the motion to dismiss. The parties are currently waiting for the court to rule.

EEOC Discrimination Complaint. Krystal Sawyer, An employment applicant in Ohio filed a complaint on July 31, 2014 against LESCO of discrimination in the hiring process with the Ohio Civil Rights Commission. That complaint was then transferred to the EEOC on September 18, 2014. The EEOC gave notice to LESCO in October 2014 that it is investigating whether or not a formal claim will be made against LESCO. A claim was made on LESCO’s Executive Protection Portfolio Policy and counsel has been assigned. On January 20, 2015, LESCO’s counsel sent a position statement to the EEOC stating that no discrimination occurred.  LESCO is currently waiting for a response from the EEOC.

EEOC Discrimination Complaint.  Kimberly Wasson, a former employee who was terminated for cause filed a complaint with the EEOC, on November 6, 2014, against LESCO for racial discrimination. A claim was made on LESCO’s Executive Protection Portfolio Policy and counsel was assigned. This case was dismissed on February 26, 2015.  Ms. Wasson had 90 days to file a lawsuit from this date which would have been May 15, 2015.

4tell Solutions, LP has initiated a breach of contract claim against the Company regarding monies due and owing for services in the amount of $121,532.99.

The below pertains to EnerPath International Holding Company and its subsidiaries (references to the “Company” in such disclosure refer to EnerPath International Holding Company and/or its subsidiaries).

•                                          Bridges/Lopez/Central Services:  In 2013, two employees of Central Services, Inc., a subcontractor to the Company, were injured while doing an installation for a customer of the Company’s associated with the NYSEG/RGE Program/Iberdrola contract.  Both employees used poor judgment in utilizing an unstable platform on a lift to reach a lighting fixture.  The customer that was having the installation done provided the lift.  Both employees fell a substantial distance and were injured.  Mr. Lopez sustained extensive injuries and is permanently disabled.  A suit was filed against Central Services, Inc. and the Company was named in the suit.  The insurance carriers have been managing this claim for their clients.  In January 2014, the Company received a notice that Central Services insurance would be taking over the claim/case and the Company would be indemnified.  The claim has since been settled with Central Services with the Company’s insurance carrier bearing only legal fees for defense.  The Company reached out to its insurance carriers counsel for a status update on 3.3.15 and was verbally told that all that remains is to get a court certification of the settlement agreement.  Since this incident, the Company has instituted the $5,000,000 per occurrence total general liability limit requirement of their New York subcontractors.  To date, all New York subs except one have complied by obtaining the $5,000,000 limit.  Currently the only exception is Triangle Electric, which has a limit of $1,000,000 per occurrence, $3,000,000 general aggregate and $3,000,000 products/completed operations aggregate.

•                                          Thomas Jones (Former Employee):  Thomas Jones is a former employee who has filed a discrimination claim with the Equal Employment Opportunity Commission (the “EEOC”).  The first demand letter was received by the Company on September 25, 2014 from Hoglin & Fuqua, LLP.  Thomas Jones claims that his rights were violated when he was one of several employees laid off during a reduction in force.  At the time, he was on an extended medical leave from a previous injury that is on file as being related to a previous employment period (not related to the Company).  After the layoff, Mr. Jones filed a workman’s compensation claim on the Company, which was later denied by Company’s carrier.  The Company has many documented inconsistencies with Mr. Jones’ accounts and accusations.  Mr. Marca has responded to two inquiries from each Hoglin & Fuqua, LLP and Mesriani Law Group.  The Company responded directly to a request of information from a third law firm, Perona, Langer, Beck, Serbin, Mendoza and Harrison, consumer litigation attorneys.  As of February 23, 2015, neither the Company nor its counsel has received any responses back from any of the three law firms. Mr. Marcus has provided the EEOC a Statement of Position, after the Company agreed to go through the EEOC mediation process, but Mr. Jones declined this option.  On March 2, 2015, the Company received a draft complaint and a demand package from Gresham, Savage, Nolan & Tilden on behalf of Mr. Jones. The complaint included allegations of racial and disability discrimination, retaliation, failure to pay wages owed, and violations of the Family Medical Leave Act. Mr. Jones has proposed resolving the matter through mediation.

CORPORATION RESOLUTIONS AND INCUMBENCY CERTIFICATION

Borrower:            LIME ENERGY CO.

I, the undersigned Secretary or Assistant Secretary of LIME ENERGY CO. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

I FURTHER CERTIFY that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they have been, authorized and empowered:

Borrow Money.  To borrow from time to time from HERITAGE BANK OF COMMERCE (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents.  To execute and deliver to Bank that certain Loan and Security Agreement dated as of July 24, 2015 (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security.  To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items.  To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Warrants.  To issue Bank warrants to purchase the Corporation’s capital stock.

Letters of Credit.  To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Corporate Credit Cards.  To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts.  In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank.  Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on July 24, 2015 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

By:

Name:

Title:

Attachment 1

Certificate of Formation

[attached hereto]

Attachment 2

Bylaws

[attached hereto]